Exhibit 5.1

May 21, 2012	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Republic Services, Inc.

18500 North Allied Way

Phoenix, AZ 85054

Ladies and Gentlemen:

We have acted as counsel for Republic Services, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of $850,000,000 aggregate principal amount of its 3.55% Notes due June 1, 2022 (the “Notes”) as set forth in the Prospectus Supplement, dated May 14, 2012 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be issued under an Indenture, dated as of May 21, 2012, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture between the Company and the Trustee relating to the Notes dated as of May 21, 2012 (together, the “Indenture”).

In connection with our opinion, we have examined: (a) the Prospectus Supplement; (b) the Company’s Certificate of Incorporation and By-Laws, each as amended to date; (c) the Indenture; (d) the form of the Notes; and (e) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon and subject to the foregoing and the matters set forth herein, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, we are of the opinion that:

1. Upon the due execution, authentication, issuance and delivery of the Notes, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms; except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Republic Services, Inc.

May 21, 2012

We express no opinion concerning the contents of the Prospectus Supplement, other than as to the validity of the Notes. We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement with respect to the matters stated therein, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP